As filed with the Securities and Exchange Commission on August 7, 1998
                                                           Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           RenaissanceRe Holdings Ltd.
--------------------------------------------------------------------------------
               (Exact name of issuer as specified in its charter)

                    Bermuda                           98-013-8020
     ---------------------------------          ----------------------
        (State or other jurisdiction               (I.R.S. Employer
     of incorporation or organization)          Identification Number)

              Renaissance House
             8-12 East Broadway
              Pembroke, Bermuda                           HM19
   ----------------------------------------            ----------
   (Address of Principal Executive Offices)            (Zip Code)

                           RenaissanceRe Holdings Ltd.
              Amended and Restated Non-Employee Director Stock Plan

               Nobel Insurance Limited Incentive Stock Option Plan
               ---------------------------------------------------
                              (Full title of plans)

                                James N. Stanard
                           RenaissanceRe Holdings Ltd.
                           c/o C.T. Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 664-1666

                     (Name and address of agent for service)
           Telephone number, including area code, of agent for service
                             -----------------------
                                    Copy To:
                            John S. D'Alimonte, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                         CALCULATION OF REGISTRATION FEE


                                                    Proposed Maximum                                         Amount of
 Title of Securities to      Amount to be           Offering Price per         Proposed Maximum Aggregate    Registration
 be Registered               Registered(1)          Share(2)                   Offering Price (2)            Fee (3)
 ----------------------      -------------          ------------------         ---------------------------   ------------
 Common Shares, $1.00 par
 value per share (the
 "Common Shares")            150,000                $44.814                    $6,722,100                    $2,037.00

(1) This Registration Statement covers 100,000 shares authorized to be sold under the RenaissanceRe Holding Ltd. Amended and Restated Non-Employee Director Stock Plan (the "Director Plan") and 50,000 shares authorized to be sold under the Nobel Insurance Limited Incentive Stock Option Plan (the "Nobel Plan").

(2) Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low price as of August 4, 1998 (a date within five business days prior to the filing of this Registration Statement).

(3)  1/33rd of 1% of proposed maximum aggregate offering price.

                                     PART I

                            INFORMATION NOT REQUIRED
                          IN THE REGISTRATION STATEMENT

                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Securities and Exchange Commission (the "Commission") by the Company, are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997 (File No. 34-0-26512).

                  (b) The Company's Notice of Annual General Meeting of Shareholders and Proxy Statement in respect of the Annual General Meeting of Shareholders held on May 5, 1998.

                  (c) The Company's Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 1998 (File No. 34-0-26512), filed on May 14, 1998.

                  (d) The Company's Current Report on Form 8-K (File No. 34-0-26512) filed with the Commission on January 6, 1998.

                  (e) The Company's Registration Statement on Form S-8 (File No. 333-06339) (the "1996 S-8 Registration Statement") filed with the Commission on June 19, 1996.

                  (f) The description of the Company's common shares, $1.00 par value per share (the "Common Shares"), which is contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on July 24, 1995.

                  In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.


Item 4.  DESCRIPTION OF SECURITIES

         The Common Shares are registered pursuant to Section 12 of the Exchange Act.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Inapplicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 30 of the Amended and Restated Bye-Laws (the "Bye-Laws") of the Company provides as follows:

         "The Directors, Secretary and other Officers of the Company and the liquidator or trustee (if any) acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reasons of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or default of the other of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons."

         Article 31 of the Bye-laws of the Company provides as follows:

         "Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director of Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to such Director of Officer."

         Sections 97, 98 and 98A of the Companies Act 1981 of Bermuda (in which the word "officer" includes both officers and directors) provide as follows:

"Duty of care of officers

97       (1)      Every officer of a company in exercising his powers and
                  discharging his duties shall--

                  (a) act honestly and in good faith with a view to the best interests of the company; and

                  (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

         (2) Every officer of the company shall comply with this Act, the regulations, and the bye-laws of the company.

         (3)      [Deleted]

         (4) Without in any way limiting the generality of subsection (1) an officer of a company shall be deemed not to be acting honestly and in good faith if -

                  (a) he fails on request to make known to the auditors of the company full details of -

                           (i) any emolument, pension or other benefit that he has received or it is agreed that he should receive from the company or any of the company's subsidiaries; or

                           (ii) any loan he has received or is to receive from the company or any of its subsidiaries;

                  (b) he fails to disclose at the first opportunity at a meeting of directors or by writing to the directors -

                           (i) his interest in any material contract or proposed material contract with the company or any of its subsidiaries;

                           (ii) his material interest in any person that is a party to a material contract or proposed material contract with the company or any of its subsidiaries.

         (5)      For the purpose of this section -

                  (a) a general notice to the directors of a company by an officer of the company declaring that he is an officer of or has a material interest in a person and is to be regarded as interested in any contract with that person is a sufficient declaration of interest in relation to any such contract;

                  (b) the word "material" in relation to a contract or proposed contract shall be construed as relating to the materiality of that contract or proposed contract in relation to the business of the company to which disclosure must be made;

                  (c) an interest occurring by reason of the ownership or direct or indirect control of not more than ten percentum of the capital of a person shall not be deemed material.

         (5A) An officer is not liable under subsection (1) if he relies in good faith upon -

                  (a) financial statements of the company represented to him by another officer of the company; or

                  (b) a report of an attorney, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by him.

         (6) Any officer of a company who fails to make known a matter he is required to make known under subsection (4) shall be liable to a fine of one thousand dollars.

         (7) Nothing in this section shall be taken to prejudice any rule of law or any bye-law restricting officers of a company from having any interest in contracts with the company."

"Exemption, Indemnification and Liability of Officers, etc.

98       (1) Subject to subsection (2), a company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

         (2) Any provision, whether contained in the bye-laws of a company or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempting such officer or person from or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any willful negligence, willful default, fraud or dishonesty of which he may be guilty in relation to the company shall be void.

Provided that -
                  (a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

                  (b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favor or in which he is acquitted or when relief is granted to him by the Court under section 281."

"Insurance of officers etc.

98A      A company may purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under paragraph
(b) of subsection (1) of section 97 in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary thereof and nothing in this Act shall make void or voidable any such policy."

         The Company has entered into employment agreements with all of its executive officers each of which contains provisions pursuant to which the Company has agreed to indemnity the executive as required by the Bye-Laws and maintain customary insurance policies providing for indemnification.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

                Inapplicable.


Item 8.  EXHIBITS

            4.1            Specimen certificate for the Company's Common
                           Shares.*

            4.2            Memorandum of Association of the Company.*

            4.3            Amended and Restated Bye-Laws of the Company.**

            5.1 Opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company (legality opinion).

           24.1            Consent of Ernst & Young.

           24.2            Consent of Conyers, Dill & Pearman (included in
                           Exhibit 5.1).

           ---------------------
           * Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-7008), which Registration Statement was declared effective by the Commission on July 26, 1995.
           ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No. 34-0-26512) filed with the Commission on May 14, 1998.


Item 9.  UNDERTAKINGS

         1.       The Company hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 6th day of August 1998.

                           RENAISSANCERE HOLDINGS LTD.

                           /s/ James N. Stanard
                           -----------------------------------------------------
                               James N. Stanard
                               Chief Executive Officer and
                               Chairman of the Board of Directors

                Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                Signature                                    Title                                  Date
                ---------                                    -----                                  ----

   /s/ James N. Stanard                  Chief Executive Officer and                           August 6, 1998
   ----------------------------          Chairman of the Board of Directors
   James N. Stanard

   /s/ William I. Riker                  President and Director                                August 6, 1998
   ----------------------------
   William I. Riker

   /s/ John M. Lummis                    Senior Vice President and Chief Financial             August 6, 1998
   ----------------------------          Officer (Principal Accounting Officer)
   John M. Lummis

   /s/ Arthur S. Bahr                    Director                                              August 6, 1998
   ----------------------------
   Arthur S. Bahr

   /s/ Thomas A. Cooper                  Director                                              August 6, 1998
   ----------------------------
   Thomas A. Cooper

   /s/ Edmund B. Greene                  Director                                              August 6, 1998
   ----------------------------
   Edmund B. Greene

   /s/ Gerald L. Igou                    Director                                              August 6, 1998
   ----------------------------
   Gerald L. Igou

   /s/ Kewsong Lee                       Director                                              August 6, 1998
   ----------------------------
   Kewsong Lee

                                         Director                                              August 6, 1998
   ----------------------------
   Paul Liska

                                         Director                                              August 6, 1998
   ----------------------------
   Lisa Marshall

   /s/ Howard H. Newman                  Director                                              August 6, 1998
   ----------------------------
   Howard H. Newman

   /s/ Scott E. Pardee                   Director                                              August 6, 1998
   ---------------------------
   Scott E. Pardee

   /s/ John M. Sweeney                   Director                                              August 6, 1998
   ---------------------------
   John M. Sweeney



                                      -8-

   C.T. Corporation                      Authorized Representative in the United States        August 6, 1998

   By: /s/ Duanne Coots
   ---------------------------
   Name: Duanne Coots
   Title: Authorized Signatory

                                  EXHIBIT INDEX



Exhibit No.                                      Description
--------------------------- ----------------------------------------------------
           4.1              Specimen certificate for the Company's Common
                            Shares.*

           4.2              Memorandum of Association of the Company.*

           4.3              Amended and Restated Bye-Laws of the Company.**

           5.1 Opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company.

           24.1             Consent of Ernst & Young.

           24.2             Consent of Conyers, Dill & Pearman (Included in
                            Exhibit 5.1).

             ---------------------
             * Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-7008), which Registration Statement was declared effective by the Commission on July 26, 1995.
             ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No. 34-0-2612) filed with the Commission on May 14, 1998.

                                      -10-